Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF ENTROPIC COMMUNICATIONS, INC.

Entropic Communications, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Entropic Communications, Inc.

2. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 31, 2001.

3. This Fifth Amended and Restated Certificate of Incorporation restates and integrates and further amends the Fourth Amended and Restated Certificate of Incorporation of the corporation, as amended, as herein set forth in full:

ARTICLE I

The name of the corporation is Entropic Communications, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The Corporation is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock” each with a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation is authorized to issue is 250,000,000 shares. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 145,753,959 shares.

The Preferred Stock may be issued from time to time in one or more series. The first series of Preferred Stock shall be comprised of 16,508,543 shares and shall be designated “Series A Preferred Stock.” The second series of Preferred Stock shall be comprised of 49,744,320 shares and shall be designated “Series B Preferred Stock.” The third series of Preferred Stock shall be comprised of 35,624,300 shares and shall be designated “Series C Preferred Stock.” The fourth series of Preferred Stock shall be comprised of 2,325,000 shares and shall be designated “Series D-1 Preferred Stock”. The fifth series of Preferred Stock shall be comprised of 19,582,697 shares and shall be designated “Series D-2 Preferred Stock”. The sixth series of

Preferred Stock shall be comprised of 21,969,099 shares and shall be designated “Series D-3 Preferred Stock”. The Series D-1 Preferred Stock, Series D-2 Preferred Stock and Series D-3 Preferred Stock shall collectively be referred to herein as “Series D Preferred Stock”.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as-if-converted basis).

Except as otherwise indicated, all references in this Article IV to “Sections” are intended to refer to the corresponding Sections of this Article IV. As used in this Article IV, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

The relative rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock are as follows:

1.	DIVIDENDS.

The holders of the then-outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive when and as declared by the Corporation’s Board of Directors (the “Board of Directors”), out of funds legally available therefor (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock), dividends at the rate of eight percent (8%) of the Original Series A Price (as defined in Section 4(a)), the Original Series B Price (as defined in Section 4(a)), the Original Series C Price (as defined in Section 4(a)), the Original Series D-1 Price (as defined in Section 4(a)), the Original Series D-2 Price (as defined in Section 4(a)) and the Original Series D-3 Price (as defined in Section 4(a)), respectively, per share per annum. No dividend or other distribution may be declared or paid on any shares of Common Stock, and no shares of Common Stock may be redeemed or otherwise repurchased (whether by the Corporation or any subsidiary thereof), during any calendar year unless dividends in the total amount of the annual dividend rate for the Preferred Stock specified in this Section 1 shall have first been paid or declared and set apart for payment to the holders of the Preferred Stock during that calendar year; provided, however, that this restriction shall not apply to a Permitted Repurchase (as defined below). If, after dividends in the full preferential amounts specified in this Section 1 for the Preferred Stock have been paid or declared and set apart in any calendar year of the Corporation, the Board of Directors shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and the Preferred Stock on a pari passu and as-converted basis. No dividend may be declared or paid on any shares of Series A Preferred Stock unless at the same time an equivalent dividend is declared and paid simultaneously on the issued and outstanding shares of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. No dividend may be declared or paid on any shares of Series B Preferred Stock unless at the same time an equivalent dividend is declared and paid simultaneously on the issued and outstanding shares of the Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. No dividend may be declared or paid on any shares of Series C Preferred Stock unless at the same time an equivalent dividend is declared and paid simultaneously on the issued and outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock. No dividend may be declared or paid on any shares of Series D Preferred Stock unless at the same time an equivalent dividend is declared and paid simultaneously on the issued and outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. The right to dividends on shares of the Common Stock and Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any period nor shall any undeclared or unpaid dividend bear or accrue interest. A “Permitted Repurchase” shall mean any repurchase of shares of the Corporation’s capital stock (a) issued to or held by employees, directors, or consultants upon termination of their employment or services pursuant to agreements providing for such repurchase at a price per share equal to the original cost of such shares or (b) upon the Corporation’s exercise of its right of first refusal pursuant to agreements providing for such right of first refusal.

2.	LIQUIDATION.

(a) Liquidation defined. “Liquidation” means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction. For purposes of this Section 2, the following events shall be deemed to be a Liquidation: (i) a merger, reorganization or consolidation of the Corporation with or into any other corporation or corporations (except for a reincorporation, as provided in the foregoing sentence) if the holders of the outstanding voting equity securities of the Corporation immediately prior to such transaction(s) hold less than a majority of the voting equity securities of the surviving entity immediately after such merger, consolidation or reorganization, other than any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof (an “Acquisition”); or (ii) a sale, lease, license, transfer or other disposition of all or substantially all of the assets, intellectual property or technology of the Corporation (an “Asset Transfer”). In any of such events, if the consideration received by the Corporation is other than cash, the value of such consideration will be deemed to be its fair market value as determined in good faith by the Board of Directors, including a director elected by the holders of the Series A Preferred Stock, a director elected by the holders of the Series B Preferred Stock and a director elected by the holders of the Series D Preferred Stock. Any securities delivered as part of such consideration shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors including a director elected by the holders of the Series A Preferred Stock, a director elected by the holders of the Series B Preferred Stock and a director elected by the holders of the Series D Preferred Stock.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors including a director elected by the holders of the Series A Preferred Stock, a director elected by the holders of the Series B Preferred Stock and a director elected by the holders of the Series D Preferred Stock; provided that if the Board of Directors is unable to reach agreement, then by independent appraisal by an investment banker agreed upon by the Board of Directors, including a director elected by the holders of the Series A Preferred Stock, a director elected by the holders of the Series B Preferred Stock and a director elected by the holders of the Series D Preferred Stock, that is at arm’s length with the individual members of the Board of Directors and hired and paid by the Corporation.

(b) Preference.

(i) In the event of any Liquidation, the holders of Series D Preferred Stock and the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets or property of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock or Common Stock, an amount for each share of Series D Preferred Stock and Series C Preferred Stock held by them equal to (i) in the case of holders of Series D-1 Preferred Stock, the Original Series D-1 Price, plus an amount equal to all declared and unpaid dividends thereon (the “Series D-1 Initial Preference Amount”); (ii) in the case of holders of Series D-2 Preferred Stock, the Original Series D-2 Price, plus an amount equal to all declared and unpaid dividends thereon (the “Series D-2 Initial Preference Amount”); (iii) in the case of holders of Series D-3 Preferred Stock, the Original Series D-3 Price, plus an amount equal to all declared and unpaid dividends thereon (the “Series D-3 Initial Preference Amount”) and (iv) in the case of holders of Series C Preferred Stock, the Original Series C Price, plus an amount equal to all declared and unpaid dividends thereon (the “Series C Initial Preference Amount”, and, together with the Series D-1 Initial Preference Amount, Series D-2 Initial Preference Amount and Series D-3 Initial Preference Amount, collectively, the “Series D and Series C Initial Preference Amount”). If, upon any such Liquidation, the assets and funds available for distribution are insufficient to permit the payment to the holders of Series D Preferred Stock and Series C Preferred Stock of the full Series D and Series C Initial Preference Amount, then the entire assets and funds of the Corporation legally available for distribution to stockholders will be distributed among the holders of the Series D Preferred Stock and Series C Preferred Stock ratably in proportion to the full amount each holder would be entitled to receive pursuant to the preceding sentence of this Section 2(b)(i) if sufficient funds were available.

(ii) In the event of any Liquidation, after payment of the Series D and Series C Initial Preference Amount, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any further distribution of any assets or property of the Corporation to the holders of Series D Preferred Stock or Series C Preferred Stock or any distribution of any assets or property of the Corporation to the holders of Series A Preferred Stock or Common Stock, an amount for each share of Series B Preferred Stock held by them equal to the Original Series B Price plus an amount equal to all declared and unpaid dividends thereon (the “Series B Initial Preference Amount”). If, upon any such Liquidation, after payment of the Series D and Series C Initial Preference Amount, the assets and funds available for distribution are insufficient to permit the payment to the holders of Series B Preferred Stock of the full Series B Initial Preference Amount, then the entire remaining assets and funds of the Corporation legally available for distribution to stockholders will be distributed among the holders of the Series B Preferred Stock ratably in proportion to the full amount each holder would be entitled to receive pursuant to the preceding sentence of this Section 2(b)(ii) if sufficient funds were available.

(iii) In the event of any Liquidation, after payment of the Series D and Series C Initial Preference Amount and the Series B Initial Preference Amount, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any further distribution of any assets or property of the Corporation to the holders of Series D Preferred Stock, Series C Preferred Stock or Series B Preferred Stock or any distribution of any assets or property of the Corporation to the holders of Common Stock, an amount equal to the Original Series A Price plus an amount equal to all declared and unpaid dividends thereon (the “Series A Initial Preference Amount”). If, upon any such Liquidation, after payment of the Series D and Series C Initial Preference Amount and Series B Initial Preference Amount, the assets and funds available for distribution are insufficient to permit the payment to the holders of Series A Preferred Stock of the full Series A Initial Preference Amount, then the entire remaining assets and funds of the Corporation legally available for distribution to stockholders will be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full amount each holder would be entitled to receive pursuant to the preceding sentence of this Section 2(b)(iii) if sufficient funds were available.

(iv) In the event of any Liquidation, after payment of the Series D and Series C Initial Preference Amount, Series B Initial Preference Amount and Series A Initial Preference Amount, the holders of Series D Preferred Stock and Series C Preferred Stock shall be entitled to receive, prior and in preference to any further distribution of any assets or property of the Corporation to the holders of Series B Preferred Stock or Series A Preferred Stock or any distribution of any assets or property of the Corporation to the holders of Common Stock, an amount for each share of Series D Preferred Stock and Series C Preferred Stock held by them equal to (i) in the case of holders of Series D-1 Preferred Stock, one-half (1/2) of the Original Series D-1 Price (the “Series D-1 Subsequent Preference Amount”); (ii) in the case of holders of Series D-2 Preferred Stock, one-half (1/2) of the Original Series D-2 Price (the “Series D-2 Subsequent Preference Amount”); (iii) in the case of holders of Series D-3 Preferred Stock, one-half (1/2) of the Original Series D-3 Price (the “Series D-3 Subsequent Preference Amount”) and (iv) in the case of holders of Series C Preferred Stock, one-half (1/2) of the Original Series C Price (the “Series C Subsequent Preference Amount”, and, together with the Series D-1 Subsequent Preference Amount, Series D-2 Subsequent Preference Amount and Series D-3 Subsequent Preference Amount, collectively, the “Series D and Series C Subsequent Preference Amount”). If, upon any such Liquidation, after payment of the Series D and Series

C Initial Preference Amount, Series B Initial Preference Amount and Series A Initial Preference Amount, the assets and funds available for distribution are insufficient to permit the payment to the holders of Series D Preferred Stock and Series C Preferred Stock of the full Series D and Series C Subsequent Preference Amount, then the entire remaining assets and funds of the Corporation legally available for distribution to stockholders will be distributed among the holders of the Series D Preferred Stock and Series C Preferred Stock ratably in proportion to the full amount each holder would be entitled to receive pursuant to the preceding sentence of this Section 2(b)(iv) if sufficient funds were available.

(v) In the event of any Liquidation, after payment of the Series D and Series C Initial Preference Amount, Series B Initial Preference Amount, Series A Initial Preference Amount and Series D and Series C Subsequent Preference Amount, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any further distribution of any assets or property of the Corporation to the holders of Series A Preferred Stock or any distribution of any assets or property of the Corporation to the holders of Common Stock, an amount for each share of Series B Preferred Stock held by them equal to one-half (1/2) of the Original Series B Price (the “Series B Subsequent Preference Amount”). If, upon any such Liquidation, after payment of the Series D and Series C Initial Preference Amount, Series B Initial Preference Amount, Series A Initial Preference Amount and Series D and Series C Subsequent Preference Amount, the assets and funds available for distribution are insufficient to permit the payment to the holders of Series B Preferred Stock of the full Series B Subsequent Preference Amount, then the entire remaining assets and funds of the Corporation legally available for distribution to stockholders will be distributed among the holders of the Series B Preferred Stock ratably in proportion to the full amount each holder would be entitled to receive pursuant to the preceding sentence of this Section 2(b)(v) if sufficient funds were available.

(vi) In the event of any Liquidation, after payment of the Series D and Series C Initial Preference Amount, Series B Initial Preference Amount, Series A Initial Preference Amount, Series D and Series C Subsequent Preference Amount and Series B Subsequent Preference Amount, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets or property of the Corporation to the holders of Common Stock, an amount for each share of Series A Preferred Stock held by them equal to one-half (1/2) of the Original Series A Price (the “Series A Subsequent Preference Amount”). If, upon any such Liquidation, after payment of the Series D and Series C Initial Preference Amount, Series B Initial Preference Amount, Series A Initial Preference Amount, Series D and Series C Subsequent Preference Amount and Series B Subsequent Preference Amount, the assets and funds available for distribution are insufficient to permit the payment to the holders of Series A Preferred Stock of the full Series A Subsequent Preference Amount, then the entire remaining assets and funds of the Corporation legally available for distribution to stockholders will be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full amount each holder would be entitled to receive pursuant to the preceding sentence of this Section 2(b)(vi) if sufficient funds were available.

(vii) After payment in full has been made to the holders of Preferred Stock of the Series D and Series C Initial Preference Amount, Series B Initial Preference Amount, Series A Initial Preference Amount, Series D and Series C Subsequent Preference Amount, Series B Subsequent Preference Amount and Series A Subsequent Preference Amount, any remaining assets legally available for distribution shall be distributed ratably among the holders of Common Stock based on the number of shares of Common Stock held by each.

(c) In the event that the Corporation is a party to an Acquisition or Asset Transfer, then each holder of Preferred Stock shall be entitled to receive, for each share of Preferred Stock then held, out of the proceeds of such Acquisition or Asset Transfer, the greater of (i) the amount of cash, securities or other property which such holder would be entitled to receive pursuant to Sections 2(b)(i) – (vi) above, as applicable, and (ii) the amount of cash, securities or other property which such holder would be entitled to receive in such Liquidation with respect to such shares if such shares were converted to Common Stock immediately prior to such Acquisition or Asset Transfer.

3.	VOTING RIGHTS.

(a) General Rights. The holders of the shares of Preferred Stock shall vote together with the holders of the shares of Common Stock as though part of the same class (except as otherwise provided herein) and shall be entitled to vote on all matters presented to the Corporation’s stockholders for a vote. The holders of shares of Preferred Stock shall be entitled to notice of any meeting of the stockholders pursuant to the Bylaws of the Corporation. The holders of the Preferred Stock shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder’s shares of Preferred Stock could be converted pursuant to Section 4 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date on which the holders of Common Stock entitled to vote on or consent to such matter shall be determined. The holders of shares of each series of Preferred Stock shall be entitled to vote as a separate class on any matter as to which such series would be entitled to vote separately under applicable law.

(b) Election of the Board of Directors.

(i) The number of members of the Board of Directors shall be determined in accordance with Section 7(e)(ii) below and the Bylaws of the Corporation (the “Bylaws”).

(ii) (A) The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors; (B) the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors; (C) the holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors; (D) the holders of Series D Preferred Stock, with each series of Series D Preferred Stock voting together as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors and (E) the holders of Common Stock and Preferred Stock, voting together, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

(iii) In the case of any vacancy in the office of a director occurring among the directors, whether due to the death, disability, resignation or removal of a member, elected by the holders of the Preferred Stock and/or Common Stock pursuant to Section 3(b) hereof, the remaining director or directors so elected by the holders of the Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock voting together as a single class, Common Stock or both Common Stock and Preferred Stock voting together as a single class may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of (i) the Series A Preferred Stock, (ii) the Series B Preferred Stock, (iii) the Common Stock, (iv) the Series D Preferred Stock, voting together as a single class, or (v) both the Common Stock and the Preferred Stock, voting together as a single class, or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders electing such director which shall be (i) a majority of the Series A Preferred Stock, (ii) a majority of the Series B Preferred Stock, (iii) a majority of the Common Stock, (iv) a majority of the Series D Preferred Stock, voting together as a single class, or (v) a majority of the Common Stock and Preferred Stock, voting together as a single class, as the case may be.

4.	CONVERSION.

(a) Right to Convert. Each share of Preferred Stock shall be convertible without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such shares and on or prior to the applicable Redemption Date, if any, as defined in Section 5(b) with respect to such series of Preferred Stock, at the office of the Corporation or any transfer agent of the Corporation for the Preferred Stock. Each share of Series A Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series A Price by the Series A Conversion Price (determined as provided herein) in effect at the time of conversion. Each share of Series B Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series B Price by the Series B Conversion Price (determined as provided herein) in effect at the time of conversion. Each share of Series C Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series C Price by the Series C Conversion Price (determined as provided herein) in effect at the time of conversion. Each share of Series D-1 Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series D-1 Price by the Series D-1 Conversion Price (determined as provided herein) in effect at the time of conversion. Each share of Series D-2 Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series D-2 Price by the Series D-2 Conversion Price (determined as provided herein) in effect at the time of conversion. Each share of Series D-3 Preferred Stock shall be convertible at the conversion rate determined by dividing the Original Series D-3 Price by the Series D-3 Conversion Price (determined as provided herein) in effect at the time of conversion. The “Original Series A Price” shall be $1.00 and the initial “Series A Conversion Price” shall be $0.831084435, each as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events

(each, a “Recapitalization Event”). The “Original Series B Price” shall be $0.7431 and the initial “Series B Conversion Price” shall be $0.7431, each as adjusted for Recapitalization Events. The “Original Series C Price” shall be $0.8017 and the initial “Series C Conversion Price” shall be $0.8017, each as adjusted for Recapitalization Events. The “Original Series D-1 Price” shall be $0.329293994 and the initial “Series D-1 Conversion Price” shall be $0.329293994, each as adjusted for Recapitalization Events. The “Original Series D-2 Price” shall be $0.740911486 and the initial “Series D-2 Conversion Price” shall be $0.740911486, each as adjusted for Recapitalization Events. The “Original Series D-3 Price” shall be $1.317175975 and the initial “Series D-3 Conversion Price” shall be $1.317175975, each as adjusted for Recapitalization Events. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted is hereinafter referred to as the “Series A Conversion Rate” of the Series A Preferred Stock. The number of shares of Common Stock into which each share of Series B Preferred Stock may be converted is hereinafter referred to as the “Series B Conversion Rate” of the Series B Preferred Stock. The number of shares of Common Stock into which each share of Series C Preferred Stock may be converted is hereinafter referred to as the “Series C Conversion Rate” of the Series C Preferred Stock. The number of shares of Common Stock into which each share of Series D-1 Preferred Stock may be converted is hereinafter referred to as the “Series D-1 Conversion Rate” of the Series D-1 Preferred Stock. The number of shares of Common Stock into which each share of Series D-2 Preferred Stock may be converted is hereinafter referred to as the “Series D-2 Conversion Rate” of the Series D-2 Preferred Stock. The number of shares of Common Stock into which each share of Series D-3 Preferred Stock may be converted is hereinafter referred to as the “Series D-3 Conversion Rate” of the Series D-3 Preferred Stock The applicable Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock at the then effective Conversion Rate, as applicable, for each series of Preferred Stock immediately upon the earlier of:

(i) the written consent of the holders of more than seventy-five percent (75%) of the then-outstanding Preferred Stock, voting together as a class on an as-converted basis; or

(ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock (other than a registration on Form S-8, Form S-4 or comparable or successor forms), with aggregate gross proceeds (prior to underwriters’ commissions and expenses) to the Corporation of more than $20,000,000 and a per share price of not less than three (3) times the Original Series C Price.

Upon such automatic conversion, the Corporation shall pay (i) in cash, or to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board of Directors as of the date of such conversion) any declared and unpaid dividends on the shares of the Preferred Stock being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Preferred Stock.

(c) Adjustments to Conversion Prices of the Preferred Stock.

(i) Special Definitions. For purposes of this Section 4(c), the following definitions shall apply:

(A) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below).

(B) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(C) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(c)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date (as defined below), except for shares of Common Stock issued or issuable:

(I) upon conversion of shares of Preferred Stock;

(II) shares to officers, directors or employees of, or consultants to, the Corporation pursuant to a warrant, stock grant, option agreement or plan, purchase plan or other employee stock incentive program or agreement (any such plan or agreement, an “Incentive Plan”) approved by the Board of Directors and the holders of majority of the outstanding Series A Preferred Stock, the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series B Preferred Stock, the holders of a majority of the outstanding Series C Preferred Stock and the holders of a majority of the outstanding Series D Preferred Stock (voting together as a single class);

(III) in connection with the acquisition by the Corporation of another business entity or majority ownership thereof for consideration other than cash approved by the Board of Directors, including the affirmative vote of at least one (1) of the directors elected by the holders of the Series A Preferred Stock; at least one (1) of the directors elected by the holders of the Series B Preferred Stock; and at least one (1) of the directors elected by the holders of the Series D Preferred Stock;

(IV) shares or warrants issued to lease companies, real estate lessors, banks or financial institutions, in connection with any lease or debt financing transaction approved by the Board of Directors, including the affirmative vote of at least one (1) of the directors elected by the holders of the Series A Preferred Stock; at least one (1) of the directors elected by the holders of the Series B Preferred Stock; and at least one (1) of the directors elected by the holders of the Series D Preferred Stock;

(V) shares of Common Stock or Preferred Stock issuable upon exercise of warrants outstanding as of the Original Issue Date;

(VI) in connection with a transaction described in Section 4(c)(vi);

(VII) in connection with the Series C Preferred Stock Purchase Agreement dated December 6, 2005 by and between the Corporation and the parties thereto and pursuant to that Second Series C Purchase Agreement dated, on or about March 31, 2006 by and between the Corporation and the parties thereto; or

(VIII) in connection with a strategic investment and/or acquisition of technology or intellectual property not principally for equity financing purposes approved by the Board of Directors, including the affirmative vote of at least one (1) of the directors elected by the holders of the Series A Preferred Stock; at least one (1) of the directors elected by the holders of the Series B Preferred Stock; and at least one (1) of the directors elected by the holders of the Series D Preferred Stock.

(D) “Original Issue Date” shall mean the date on which the Series C Preferred Stock was first issued by the Corporation.

(ii) No Adjustment of Conversion Prices. No adjustment in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price (each, a “Conversion Price”) shall be made with respect to the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed issued by the Corporation, determined based on the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued or deemed issued, is less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price, respectively, in effect on the date of, and immediately prior to, such issuance or deemed issuance (it being understood that an adjustment may be made to some but not all of the series of Preferred Stock in respect of any such issuance or deemed issuance).

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of the Convertible Securities shall, subject to the exceptions specified in Section 4(c)(i)(C), be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Option or Convertible Security or, in case such a record date shall have been fixed, as of the close of business on such record date, subject to the following:

(A) except as provided in Section 4(c)(iii)(B) and 4(c)(iii)(C) below, no further adjustment in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) upon the expiration of any such Options or Convertible Securities, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price and Series D-3 Conversion Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities; and

(D) no readjustment pursuant to Section 4(c)(iii) clauses (B) and (C) above shall have the effect of increasing the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price, as applicable, to an amount which exceeds the lower of (1) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price, as applicable, in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Securities, or (2) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price, as applicable, that would have resulted from any issuance of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Securities) between the original adjustment date and such readjustment date.

(iv) Conversion Price Adjustment. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(c)(iii)), after the Original Issue Date, without consideration or for a consideration per share less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price, as applicable, in effect on the date of and immediately prior to such issuance, then and in each such event the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price, as applicable, shall automatically be adjusted as set forth in this Section 4(c)(iv), unless otherwise provided in this Section 4. Whenever the Conversion Price of any series of Preferred Stock is to be adjusted pursuant to this

Section 4(c)(iv), the new Series A Conversion Price, new Series B Conversion Price, new Series C Conversion Price, new Series D-1 Conversion Price, new Series D-2 Conversion Price or new Series D-3 Conversion Price, as applicable, shall be determined by multiplying the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price, as applicable, in effect immediately prior to such issue (or deemed issue) by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (or deemed issue) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued (or deemed issued) would purchase at such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D-1 Conversion Price, Series D-2 Conversion Price or Series D-3 Conversion Price, as applicable, in effect immediately prior to such issuance (or deemed issuance), and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (or deemed issue) plus the number of such Additional Shares of Common Stock so issued (or deemed issued). For the purposes of this Section 4(c)(iv), the number of outstanding shares of Common Stock shall be deemed to include the Common Stock issuable on conversion of all outstanding Preferred Stock, upon conversion or exercise of any other outstanding Convertible Securities and upon exercise of all outstanding Options (and assuming conversion of Convertible Securities issuable upon exercise of Options).

(v) Determination of Consideration. For purposes of this Section 4(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(I) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;

(II) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined by Board of Directors in the good faith exercise of its reasonable business judgment; and

(III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(c)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(I) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(vi) Other Adjustments to Conversion Prices.

(A) Subdivisions, Combinations, or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock after the Original Issue Date, the Conversion Prices in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

(B) Distributions Other Than Cash Dividends Out of Retained Earnings. In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than shares of Common Stock and other than as otherwise adjusted in this Section 4(c)), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends out of retained earnings) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation or such other property which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.

(C) Adjustment for Common Stock Dividends and Distributions. If, after the Original Issue Date, the Corporation at any time or from time to time makes, or fixes a record date for determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Prices that are then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Prices then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Prices shall be adjusted pursuant to this Section 4(c)(vi)(C) to reflect the actual payment of such dividend or distribution.

(D) Reclassifications and Reorganizations. In the case, at any time after the date hereof, of any capital reorganization (except as provided in the second and third sentences of Section 2(a)) or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the outstanding shares of the Preferred Stock shall, after such reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization or reclassification, the holder had converted the holder’s shares of the Preferred Stock into Common Stock. The provisions of this Section 4(c)(vi)(D) shall similarly apply to successive reorganizations, reclassifications or consolidations.

(d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Prices pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based including the consideration received for any Additional Shares of Common Stock issued. The Corporation shall, upon the written request at any time of any holder of the Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

(e) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the headquarters of the Corporation or of any transfer agent for the Corporation and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4(b) hereof). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 4(b) hereof such conversion shall be deemed to have been made immediately prior to the effectiveness of the written consent or the closing of the offering referred to in Section 4(b)) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon the occurrence of either of the events specified in Section 4(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

(f) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors. The number of whole shares issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock.

(g) Status of Redeemed or Converted Shares. No shares of Preferred Stock which have been converted into Common Stock or redeemed after the original issuance thereof shall ever again be reissued and all such shares so converted or redeemed shall upon such conversion or redemption be appropriately canceled on the books of the Corporation and shall be restored to the status of authorized but unissued Preferred Stock of the Corporation, undesignated as to series.

(h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

(j) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

5.	REDEMPTION.

(a) At any time on or after September 13, 2008, the Corporation shall, upon receipt of the written request (the “Series A Redemption Request”) of the holders of a majority of the Series A Preferred Stock then outstanding, redeem for cash out of any funds legally available therefor ratably from holders thereof, on each of the relevant Redemption Dates (as defined below), that number of shares of Series A Preferred Stock equal to at least one-eighth of the number of shares of Series A Preferred Stock outstanding on the date of the Series A Redemption Request. Notwithstanding the foregoing, the number of the shares of Series A Preferred Stock redeemed on any Redemption Date may be increased at the option of the Corporation. The redemption of Series A Preferred Stock pursuant to this Section 5(a) shall be made at a price per share equal to the Original Series A Price, plus an amount equal to the amount of all declared but unpaid dividends through the applicable Redemption Date. The Corporation need not establish any sinking fund for redemption of the Series A Preferred Stock. The total amount to be paid with respect to each share of Series A Preferred Stock is hereinafter referred to as the “Series A Redemption Price.” Notwithstanding the foregoing, no shares of Series A Preferred Stock shall be redeemed pursuant to this Section 5(a) and the redemption of those shares suspended for the applicable time unless and until all the outstanding shares of Series B Preferred Stock have first been redeemed pursuant to Section 5(b), all the outstanding shares of Series C Preferred Stock have first been redeemed pursuant to Section 5(c) and all the outstanding shares of Series D Preferred Stock have first been redeemed pursuant to Section 5(d).

(b) At the earlier of (i) any time on or after March 27, 2010 or (ii) a Series A Redemption Request, the Corporation shall, upon receipt of the written request (the “Series B Redemption Request”) of the holders of a majority of the Series B Preferred Stock then outstanding, redeem for cash out of any funds legally available therefor ratably from holders thereof, on each of the relevant Redemption Dates, that number of shares of Series B Preferred Stock equal to at least one-eighth of the number of shares of Series B Preferred Stock outstanding on the date of the Series B Redemption Request. Notwithstanding the foregoing, the number of the shares of Series B Preferred Stock redeemed on any Redemption Date may be increased at the option of the Corporation. The redemption of Series B Preferred Stock pursuant to this Section 5(b) shall be made at a price per share equal to the Original Series B Price, plus an amount equal to the amount of all declared but unpaid dividends through the applicable Redemption Date. The Corporation need not establish any sinking fund for redemption of the Series B Preferred Stock. The total amount to be paid with respect to each share of Series B Preferred Stock is hereinafter referred to as the “Series B Redemption Price.” Notwithstanding the foregoing, no shares of Series B Preferred Stock shall be redeemed pursuant to this Section 5(b) and the redemption of those shares suspended for the applicable time unless and until all the outstanding shares of Series C Preferred Stock have first been redeemed pursuant to Section 5(c) and all the outstanding shares of Series D Preferred Stock have first been redeemed pursuant to Section 5(d).

(c) At the earlier of (i) any time on or after March 27, 2010, (ii) a Series A Redemption Request or (iii) a Series B Redemption Request, the Corporation shall, upon receipt of the written request (the “Series C Redemption Request”) of the holders of a majority of the Series C Preferred Stock then outstanding, voting together as a single class on an as-converted basis, redeem for cash out of any funds legally available therefor ratably from holders thereof, on each of the relevant Redemption Dates, that number of shares of Series C Preferred Stock equal to at least one-eighth of the number of shares of Series C Preferred Stock outstanding on the date of the Series C Redemption Request. Notwithstanding the foregoing, the number of the shares of Series C Preferred Stock redeemed on any Redemption Date may be increased at the option of the Corporation. The redemption of Series C Preferred Stock pursuant to this Section 5(c) shall be made at a price per share equal to the Original Series C Price, plus an amount equal to the amount of all declared but unpaid dividends through the applicable Redemption Date. The Corporation need not establish any sinking fund for redemption of the Series C Preferred Stock. The total amount to be paid with respect to each share of Series C Preferred Stock is hereinafter referred to as the “Series C Redemption Price.” In the event that both a Series C Redemption Request and Series D Redemption Request are made, such redemptions shall be made pari passu.

(d) At the earlier of (i) any time on or after March 27, 2010, (ii) a Series A Redemption Request or (iii) a Series B Redemption Request, the Corporation shall, upon receipt of the written request (the “Series D Redemption Request”) of the holders of a majority of the Series D Preferred Stock then outstanding, voting together as a single class on an as-converted basis, redeem for cash out of any funds legally available therefor ratably from holders thereof, on each of the relevant Redemption Dates, that number of shares of Series D Preferred Stock equal to at least one-eighth of the number of shares of Series D Preferred Stock outstanding on the date of the Series D Redemption Request. Notwithstanding the foregoing, the number of the shares of Series D Preferred Stock redeemed on any Redemption Date may be increased at the option of the Corporation. The redemption of Series D Preferred Stock pursuant to this Section 5(d) shall be made at a price per share equal to (i) in the case of holders of Series D-1 Preferred Stock, the Original Series D-1 Price, plus an amount equal to the amount of all declared but unpaid dividends through the applicable Redemption Date; (ii) in the case of holders of Series D-2 Preferred Stock, the Original Series D-2 Price, plus an amount equal to the amount of all declared but unpaid dividends through the applicable Redemption Date and (iii) in the case of holder of Series D-3 Preferred Stock, the Original Series D-3 Price, plus an amount equal to the amount of all declared but unpaid dividends through the applicable Redemption Date. The Corporation need not establish any sinking fund for redemption of the Series D Preferred Stock. The total amount to be paid with respect to each share of Series D-1 Preferred Stock is hereinafter referred to as the “Series D-1 Redemption Price”; the total amount to be paid with respect to each share of Series D-2 Preferred Stock is hereinafter referred to as the “Series D-2 Redemption Price”; and the total amount to be paid with respect to each share of Series D-3 Preferred Stock is hereinafter referred to as the “Series D-3 Redemption Price.” In the event that both a Series C Redemption Request and Series D Redemption Request are made, such redemptions shall be made pari passu.

(e) A Series A Redemption Request, Series B Redemption Request, Series C Redemption Request or Series D Redemption Request (each, a “Redemption Request”) shall set forth the requested date of the redemption, which date in no event shall be fewer than ninety (90) days nor more than one hundred eighty (180) days after the date of such Redemption Request, or such later date as the holders of at least a majority of the then-outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (taken together as a single class), as applicable, shall agree in writing. Such date (the “Initial Redemption Date”) and each of the subsequent seven (7) three-month anniversaries thereof are referred to herein collectively as the “Redemption Dates” and individually as a “Redemption Date.” Within ten (10) days of a Redemption Request, the Corporation shall give written notice to each holder of record of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock, as applicable, of the redemption to be effected, specifying the Initial Redemption Date, the number of shares being redeemed on the Initial Redemption Date, the anticipated redemption price and the place at which payment may be obtained, and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares of Preferred Stock being redeemed (the “Redemption Notice”), or indicating that such Redemption Request has been suspended pursuant to the terms hereof. On or after the Initial Redemption Date and each subsequent Redemption Date, each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock, as applicable, shall surrender to the Corporation the certificate or certificates representing the shares being redeemed on such Redemption Date, in the manner and at the place designated in the Redemption Notice, and thereupon the redemption price for shares being redeemed on such Redemption Date shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. If a surrendered certificate represents more shares than are being redeemed on an applicable Redemption Date, a new certificate for non-redeemed shares shall be issued to its surrendering holder.

(f) On or prior to each Redemption Date, the Corporation shall deposit the portion of the redemption price to be paid upon such Redemption Date of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the applicable redemption price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Corporation pursuant to this Section 5(f) for the redemption of shares of Preferred Stock thereafter converted into shares of Common Stock pursuant to this Section 5 no later than the fifth (5th) day preceding the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation pursuant to this Section 5(f) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Corporation promptly upon its written request.

(g) From and after the applicable Redemption Date, unless there shall have been a default in payment of the applicable redemption price, all rights of the holders of such shares as holders of the Preferred Stock (except the right to receive the redemption price for the shares being redeemed on such Redemption Date) shall cease with respect to the shares being redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably (based on the respective redemption prices) among the holders of such shares to be redeemed; provided that the Corporation may not redeem fractional shares of Preferred Stock. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of the Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

6.	NOTICES.

All notices, requests and other communications to the Corporation shall be in writing addressed to the Corporation at its principal office, and to the holders of Preferred Stock at their addresses appearing on the stock ownership records of the Corporation and delivered by a nationally recognized overnight mail carrier, certified mail return receipt requested, by electronic mail or facsimile. Any notice sent by nationally-recognized overnight mail carrier shall be deemed to be delivered on the expected date of delivery. Any notice sent by certified mail, return receipt requested, shall be deemed to be delivered five (5) days after mailing. Electronic mail shall be deemed delivered the day of its mailing, upon the receipt by sender of confirmation of delivery. Any notice sent by facsimile shall be deemed delivered upon the receipt by sender of written confirmation of transmission.

7.	PROTECTIVE PROVISIONS.

(a) In addition to any other rights provided by law, so long as at least Four Million (4,000,000) shares of Series A Preferred Stock shall be outstanding (as adjusted for any Recapitalization Events), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a class:

(i) authorize a new series of stock or other Convertible Security of the Corporation senior to or on parity with the Series A Preferred Stock with respect to dividends, voting, conversion, redemption or liquidation preference;

(ii) amend or repeal any provision of, or add any provision to, this Certificate of Incorporation, as amended, or Bylaws, whether by merger, consolidation or otherwise, if such repeal or change would adversely affect the rights of the holders of the Series A Preferred Stock; or

(iii) redeem, purchase or otherwise acquire any share or shares of Preferred Stock; provided, however, that this restriction shall not apply to the following:

(A) the conversion of shares of Preferred Stock pursuant to the provisions of Section 4 above;

(B) the redemption of shares of Preferred Stock pursuant to the provisions of Section 5 above; or

(C) a Permitted Repurchase.

(b) In addition to any other rights provided by law, so long as at least Seven Million (7,000,000) shares of Series B Preferred Stock shall be outstanding (as adjusted for any Recapitalization Events), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series B Preferred Stock, voting together as a class:

(i) authorize a new series of stock or other Convertible Security of the Corporation senior to or on parity with the Series B Preferred Stock with respect to dividends, voting, conversion, redemption or liquidation preference;

(ii) amend or repeal any provision of, or add any provision to, this Certificate of Incorporation, as amended, or Bylaws, whether by merger, consolidation or otherwise, if such repeal or change would adversely affect the rights of the holders of the Series B Preferred Stock; or

(iii) redeem, purchase or otherwise acquire any share or shares of Preferred Stock; provided, however, that this restriction shall not apply to the following:

(A) the conversion of shares of Preferred Stock pursuant to the provisions of Section 4 above;

(B) the redemption of shares of Preferred Stock pursuant to the provisions of Section 5 above; or

(C) a Permitted Repurchase.

(c) In addition to any other rights provided by law, so long as at least Seven Million (7,000,000) shares of Series C Preferred Stock shall be outstanding (as adjusted for any Recapitalization Events), the Corporation shall not, whether by merger, recapitalization or otherwise, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series C Preferred Stock, voting together as a class:

(i) authorize a new series of stock or other Convertible Security of the Corporation senior to or on parity with the Series C Preferred Stock with respect to dividends, voting, conversion, redemption or liquidation preference;

(ii) amend or repeal any provision of, or add any provision to, this Certificate of Incorporation, as amended, or Bylaws, if such repeal or change would adversely affect the rights of the holders of the Series C Preferred Stock; or

(iii) redeem, purchase or otherwise acquire any share or shares of Preferred Stock; provided, however, that this restriction shall not apply to the following:

(A) the conversion of shares of Preferred Stock pursuant to the provisions of Section 4 above;

(B) the redemption of shares of Preferred Stock pursuant to the provisions of Section 5 above; or

(C) a Permitted Repurchase.

(d) In addition to any other rights provided by law, so long as at least Seven Million (7,000,000) shares of Series D Preferred Stock shall be outstanding (as adjusted for any Recapitalization Events), the Corporation shall not, whether by merger, recapitalization or otherwise, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series D Preferred Stock, voting together as a class:

(i) authorize a new series of stock or other Convertible Security of the Corporation senior to or on parity with the Series D Preferred Stock with respect to dividends, voting, conversion, redemption or liquidation preference;

(ii) amend or repeal any provision of, or add any provision to, this Certificate of Incorporation, as amended, or Bylaws, if such repeal or change would adversely affect the rights of the holders of any series of Series D Preferred Stock; or

(iii) redeem, purchase or otherwise acquire any share or shares of Preferred Stock; provided, however, that this restriction shall not apply to the following:

(A) the conversion of shares of Preferred Stock pursuant to the provisions of Section 4 above;

(B) the redemption of shares of Preferred Stock pursuant to the provisions of Section 5 above; or

(C) a Permitted Repurchase.

(e) In addition to any other rights provided by law, so long as at least Seven Million (7,000,000) shares of Series D Preferred Stock shall be outstanding (as adjusted for any Recapitalization Events), Seven Million (7,000,000) shares of Series C Preferred Stock shall be outstanding (as adjusted for any Recapitalization Events), Seven Million (7,000,000) shares of Series B Preferred Stock shall be outstanding (as adjusted for any Recapitalization Events) or Four Million (4,000,000) shares of Series A Preferred Stock shall be outstanding (as adjusted for any Recapitalization Events), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least seventy-five percent (75%) of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a class on an as-converted basis:

(i) effect a Liquidation, as defined in Section 2(a);

(ii) change the authorized number of directors of the Corporation;

(iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock;

(iv) permit any corporation or other business entity in which the Corporation has more than a majority interest in such entity’s voting securities to sell securities to a party other than the Corporation;

(v) declare or pay any dividend or make any distribution on any Common Stock, other than a dividend or other distribution payable in additional shares of Common Stock of the Corporation;

(vi) redeem, purchase or otherwise acquire any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the following:

(A) the conversion of shares of Preferred Stock pursuant to the provisions of Section 4 above;

(B) the redemption of shares of Preferred Stock pursuant to the provisions of Section 5 above; or

(C) a Permitted Repurchase; or

(vii) amend or waive compliance with any provision of this Section 7(e).

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Fifth Amended and Restated Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

ARTICLE VI

The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws.

ARTICLE VII

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California General Corporations Law (the “CGCL”)) for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Corporation is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

*        *        *

4. This Fifth Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, this Fifth Amended and Restated Certificate of Incorporation has been executed by the Chief Executive Officer of the Corporation this 30th day of June, 2007.

By:	/s/ Patrick Henry
Patrick Henry, Chief Executive Officer

CERTIFICATE OF CORRECTION OF THE

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF ENTROPIC COMMUNICATIONS, INC.

ENTROPIC COMMUNICATIONS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify:

1.	The name of the Corporation is Entropic Communications, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 31, 2001.

2.	The instrument being corrected is entitled: Fifth Amended and Restated Certificate of Incorporation of Entropic Communications, Inc., a Delaware corporation, which was filed on June 28, 2007, with the Secretary of State of the State of Delaware (the “Restated Certificate”).

3.	Certain inaccuracies were contained in the eleventh, twelfth and thirteenth sentences of Article IV, Section 4(a) of the Restated Certificate, which read as follows:

“The “Original Series D-1 Price” shall be $1.00 and the initial “Series D-1 Conversion Price” shall be $1.00, each as adjusted for Recapitalization Events. The “Original Series D-2 Price” shall be $2.25 and the initial “Series D-2 Conversion Price” shall be $2.25, each as adjusted for Recapitalization Events. The “Original Series D-3 Price” shall be $4.00 and the initial “Series D-3 Conversion Price” shall be $4.00, each as adjusted for Recapitalization Events. “

4.	The eleventh, twelfth and thirteenth sentences of Article IV, Section 4(a) of the Restated Certificate, as corrected, should read as follows:

“The “Original Series D-1 Price” shall be $0.329293994 and the initial “Series D-1 Conversion Price” shall be $0.329293994, each as adjusted for Recapitalization Events. The “Original Series D-2 Price” shall be $0.740911486 and the initial “Series D-2 Conversion Price” shall be $0.740911486, each as adjusted for Recapitalization Events. The “Original Series D-3 Price” shall be $1.317175975 and the initial “Series D-3 Conversion Price” shall be $1.317175975, each as adjusted for Recapitalization Events.”

IN WITNESS WHEREOF, Entropic Communications, Inc., acting pursuant to Section 103(f) of the Delaware General Corporation Law, has caused this Certificate of Correction to be signed by its President and Chief Executive Officer as of June 29, 2007.

ENTROPIC COMMUNICATIONS, INC.

By:	/s/ Patrick Henry
Patrick Henry, Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF THE

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENTROPIC COMMUNICATIONS, INC.

ENTROPIC COMMUNICATIONS, INC. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the Company is Entropic Communications, Inc.

SECOND: The date on which the Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware is January 31, 2001.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Company’s Fifth Amended and Restated Certificate of Incorporation as follows:

1. The first paragraph of Article IV of the Corporation’s Fifth Amended and Restated Certificate of Incorporation is hereby amended to add the following at the end of such paragraph:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every 3.25 shares of Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock (the “Reverse Split”); provided, however, that this Corporation shall issue no fractional shares of Common Stock as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the Corporation. The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.”

FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Entropic Communications, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer as of October 26, 2007.

/s/ Patrick Henry
Patrick Henry, Chief Executive Officer